Exhibit 99.2

AXIS Capital and PartnerRe Reaffirm Commitment to Merger Agreement; PartnerRe Shareholders to Receive Special Cash Dividend in Connection with Transaction Close

-- Merger on Target to Close in Third Quarter of 2015 --

PEMBROKE, Bermuda -- AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:AXS) and PartnerRe Ltd. (“PartnerRe”) (NYSE:PRE) today reaffirmed their commitment to the companies’ January 25, 2015 definitive amalgamation agreement and announced that PartnerRe shareholders will receive a special one-time cash dividend of $11.50 per share in connection with and conditioned upon the closing of the merger.

The original consideration terms of the AXIS Capital/PartnerRe amalgamation agreement remain unchanged. PartnerRe shareholders will receive 2.18 common shares of the combined company for each PartnerRe common share they own, and AXIS Capital shareholders will receive one common share of the combined company for each AXIS Capital common share they own. Upon completion of the transaction, shareholders of PartnerRe and of AXIS Capital will own approximately 51.5 percent and 48.5 percent of the combined company, respectively.

Over the last several months, AXIS Capital and PartnerRe have made significant progress on integration planning. The first phase of the integration planning, which focused on the design of high-level target operating models by business and functional leaders, is now complete. AXIS Capital and PartnerRe continue to expect expense synergies from the merger to be in excess of $200 million. The second phase of integration, which is focused on bringing these operating models to fruition, is in progress.

“The strategic, operational and financial merits of a united PartnerRe and AXIS are significant and will create substantial value for all shareholders, particularly given the operating and capital synergies that can be realized by the combination of our two businesses,” said Jean-Paul L. Montupet, Chairman of PartnerRe. “We are pleased to be moving ahead with our partner AXIS Capital.”

“AXIS Capital and PartnerRe have already made significant progress toward realizing our shared vision of a broadly diversified global specialty insurance and reinsurance company with the scale, capital and market presence to compete at the highest levels of our industry,” said Albert Benchimol, President and CEO of AXIS Capital. “Throughout this process, we have only grown more confident about the transformational opportunity provided by this merger of equals, and we believe the combination of AXIS Capital and PartnerRe will provide our respective shareholders, clients and brokers with compelling value both now and in the years ahead.”

“Today’s enhanced merger terms make sense for both sets of shareholders,” said Michael A. Butt, Chairman of the Board of AXIS Capital. “Our merger of equals offers shareholders real and deliverable value, and is based on a compelling strategic rationale.”

“Both companies have a long track record of executing capital management strategies for the benefit of their stakeholders,” added Mr. Benchimol. “The special cash dividend announced today does not change our plans to resume share repurchase activities immediately following the closing of the merger. In fact, our intention remains to return the accumulated operating earnings of the combined companies since January 1, 2015 as appropriate and in a manner consistent with past practices.”

The merger is expected to be accretive to EPS and ROE for the shareholders of both companies starting in 2016.

The transaction remains on track to close in the third quarter of 2015, subject to approvals by the shareholders of both companies, regulatory clearances and customary closing conditions.

AXIS Conference Call and Webcast Information

An AXIS Capital conference call and webcast for investors is scheduled for today at 9:00 am Eastern in conjunction with this announcement. Investors and analysts are encouraged to call in 15 minutes prior to the scheduled start. A webcast can also be accessed in the Investor Relations section of AXIS Capital’s website at www.axiscapital.com AXIS Capital Conference Call: Monday, May 4, 2015 at 9:00 am Eastern

DIAL-IN NUMBER:	888-317-6003 or +1-412-317-6061 Passcode: 7185549

REPLAY:	877-344-7529 or +1-412-317-0088 Replay Passcode: 10065518

WEBCAST:	http://services.choruscall.com/links/axs150504.html

PartnerRe Ltd. Call and Webcast Information

PartnerRe will hold a dial-in conference call and webcast, followed by a question and answer session, for investors at 11 a.m. Eastern today. Investors and analysts are encouraged to call in 15 minutes prior to the commencement of the call. The conference call can be accessed as follows:

WHEN: DIAL-IN NUMBER:	Monday, May 4, 2015 at 11:00 a.m. Eastern 888-259-8544 or, from outside the U.S., by dialing (913)-312-1480 Passcode: 2023192

REPLAY:	888-203-1112 or from outside the U.S., (719)-457-0820 Replay Passcode: 2023192

WEBCAST:	www.partnerre.com. Click on: Investor Relations.

About AXIS Capital

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at March 31, 2015 of $6.0 billion and locations in

Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by

A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

About PartnerRe Ltd.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multi-line and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2014, total revenues were $6.5 billion. At March 31, 2015, total assets were $22.5 billion, total capital was $8.0 billion and total shareholders` equity attributable to PartnerRe was $7.2 billion.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between PartnerRe Ltd. (“PartnerRe”) and AXIS Capital Holdings Limited (“AXIS”). In connection with this proposed business combination, PartnerRe and/or AXIS may file one or more proxy statements, registration statements, proxy statement/prospectus or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other document PartnerRe and/or AXIS may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PARTNERRE AND AXIS ARE URGED TO READ THE PROXY STATEMENT(S), REGISTRATION STATEMENT(S), PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of PartnerRe and/or AXIS, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by PartnerRe and/or AXIS through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PartnerRe will be available free of charge on PartnerRe’s internet website at http://www.partnerre.com or by contacting PartnerRe’s Investor Relations Director by email at robin.sidders@partnerre.com or by phone at 1-441-294-5216. Copies of the documents filed with the SEC by AXIS will be available free of charge on AXIS’ internet website at http://www.axiscapital.com or by contacting AXIS’ Investor Relations Contact by email at linda.ventresca@axiscapital.com or by phone at 1-441-405-2727.

Participants in Solicitation

PartnerRe, AXIS, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of PartnerRe is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 1, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on March 27, 2014, May 16, 2014 and January 29, 2015. Information about the directors and executive officers of AXIS is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 28, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on March 11, 2015, January 29, 2015, August 7, 2014, June 26, 2014, March 27, 2014 and February 26, 2014.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between PartnerRe and AXIS are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,”

“estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about PartnerRe and AXIS, may include projections of their respective future financial performance, their respective anticipated growth strategies and anticipated trends in their respective businesses. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risk factors set forth in PartnerRe’s and AXIS’ most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•	the failure to obtain the approval of shareholders of PartnerRe or AXIS in connection with the proposed transaction;

•	the failure to consummate or delay in consummating the proposed transaction for other reasons;

•	the timing to consummate the proposed transaction;

•	the risk that a condition to closing of the proposed transaction may not be satisfied;

•	the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•	AXIS’ or PartnerRe’s ability to achieve the synergies and value creation contemplated by the proposed transaction;

•	the ability of either PartnerRe or AXIS to effectively integrate their businesses; and

•	the diversion of management time on transaction-related issues.

PartnerRe’s forward-looking statements are based on assumptions that PartnerRe believes to be reasonable but that may not prove to be accurate. AXIS’ forward-looking statements are based on assumptions that AXIS believes to be reasonable but that may not prove to be accurate. Neither PartnerRe nor AXIS can guarantee future results, level of activity, performance or achievements. Moreover, neither PartnerRe nor AXIS assumes responsibility for the accuracy and completeness of any of these forward-looking statements. PartnerRe and AXIS assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

AXIS Capital:
Investor:
AXIS Capital Holdings Limited
Linda Ventresca, (441) 405-2727
investorrelations@axiscapital.com
or
Media:
Kekst and Company
Michael Herley, (212) 521-4897
michael-herley@kekst.com

PartnerRe Ltd.:
Investor:
Robin Sidders, (441)-294-5216
robin.sidders@partnerre.com

or
Media:
Celia Powell, (441) 294-5210 celia.powell@partnerre.com or
Sard Verbinnen & Co
Drew Brown/Daniel Goldstein, (212) 687-8080
Source: AXIS Capital Holdings Limited and PartnerRe Ltd.